Exhibit 99

FOR IMMEDIATE RELEASE
November 13, 2003

Idaho Public Utilities Commission Denies Idaho Power
Request For Interim Rate Relief

BOISE - Idaho Power officials have expressed disappointment in today's decision by the Idaho Public Utilities Commission (IPUC) denying the company's request for $20 million in interim rate relief.

IDACORP, Inc. (NYSE:IDA) subsidiary Idaho Power filed for a general rate increase Oct.16 seeking a 17.7 percent average increase in its rates.  Within that application was a request for an interim rate increase of 4.2 percent for all Idaho Power customers.  The interim increase would have started immediately and would have allowed the company to collect a $20 million portion of its overall rate request.  The balance of the company's request would have continued to be addressed through a more extended regulatory review process.

In its request for interim rate relief, the company cited the need to make significant investment in its utility operations to meet current and future customer growth.  Since 1993 Idaho Power has invested more than $850 million in equipment and has added 100,000 new customers.

"While we are disappointed in this decision, we appreciate the IPUC clearly stating this portion of our rate case is separate from the issues associated with the general rate case," said Idaho Power President and Chief Operating Officer LaMont Keen.  "The commission has made it clear that this decision will not affect the outcome of the general rate case."  Today, hearings for that case were set to begin March 29.

"We continue to believe that the thoroughness of our general rate case filing will illustrate the need for an increase in our base rates," said Keen.

The commission today set May 28 as the date for issuance of its final order with a June 1 implementation date for the new rates.

Background Information

Boise, Idaho-based IDACORP, formed in 1998, is a holding company comprised of Idaho Power Company, a regulated electric utility; Ida-West Energy, a manager and developer of independent power projects; IDACORP Financial, an investment vehicle that makes investments primarily in low-income housing projects; IdaTech, a developer of fully integrated fuel cell systems; IDACOMM, a telecommunications subsidiary providing high-speed Internet access technologies; Velocitus, a commercial and residential Internet service provider; and IDACORP Energy, a marketer of energy and energy-related products and services that is winding down its operations.

Certain statements contained in this news release, including statements with respect to future earnings, ongoing operations, and financial conditions, are "forward-looking statements" within the meaning of federal securities laws.  Although IDACORP and IPC believe that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements.  Important factors that could cause actual results to differ materially from the forward-looking statements include: changes in governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission, the Idaho Public Utilities Commission and the Oregon Public Utility Commission, with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, relicensing of hydroelectric projects, recovery of purchased power, recovery of other capital investments, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs) and other refund proceedings; litigation resulting from the energy situation in the western United States; economic, geographic and political factors and risks; changes in and compliance with environmental and safety laws and policies; weather variations affecting customer energy usage; operating performance of plants and other facilities; system conditions and operating costs; population growth rates and demographic patterns;  pricing and transportation of commodities; market demand and prices for energy, including structural market changes; changes in capacity and fuel availability and prices; changes in tax rates or policies, interest rates or rates of inflation; changes in actuarial assumptions; adoption of or changes in critical accounting policies or estimates; exposure to operational, market and credit risk; changes in operating expenses and capital expenditures; capital market conditions; rating actions by Moody's, Standard & Poor's, and Fitch; competition for new energy development opportunities; results of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general economic conditions; natural disasters, acts of war or terrorism; increasing health care costs and the resulting effect on health insurance premiums paid for employees and on the obligation to provide post retirement health care benefits; increasing costs of insurance, changes in coverage terms and the ability to obtain insurance; legal and administrative proceedings (whether civil or criminal) and settlements that influence business and profitability; and new accounting or Securities and Exchange Commission requirements, or new interpretation or application of existing requirements.  Any such forward-looking statements should be considered in light of such factors and others noted in the companies' Form 10-K for the year 2002, the Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2003, and other reports on file with the Securities and Exchange Commission.